UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 11, 2015
(Date of Report - date of earliest event reported)

Tekmira Pharmaceuticals Corporation
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	001-34949 (Commission File Number)	98-0597776 (I.R.S. Employer Identification No.)

100-8900 Glenlyon Parkway Burnaby, British Columbia, Canada (Address of Principal Executive Offices)		V5J 5J8 (Zip Code)

(604) 419-3200
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

    The information provided in Item 5.02 is hereby incorporated by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    OnCore Biopharma, Inc. (“OnCore”), a Delaware corporation and a wholly-owned subsidiary of Tekmira Pharmaceuticals Corporation (“Tekmira”), entered into an Executive Employment Agreement, effective as of July 11, 2015, with each of Michael Sofia and Patrick T. Higgins (each referred to as an “Employment Agreement” and, together, the “Employment Agreements”).  Each Employment Agreement supersedes and replaces in their entirety the previous employment agreements, as amended, entered into by and between OnCore and each executive.

    The Employment Agreement with Patrick T. Higgins provides that he will serve as OnCore’s Chief Business & Commercial Operations Officer and will receive a salary of $360,000.  The Employment Agreement with Michael J. Sofia provides that he will serve as OnCore’s Chief Scientific Officer and will receive a salary of $350,000.  Under each of the Employment Agreements, each executive will be eligible to receive a bonus, will be reimbursed for certain expenses incurred in performing services to OnCore, will be eligible to participate in employee benefit plans, and will be eligible to receive equity awards under the Tekmira Share Incentive Plan, subject to the approval of the board of directors.

    The Employment Agreements also provide that each executive will be restricted from engaging in certain competitive activities for eighteen months after a termination of their employment and will be restricted from soliciting customers and employees of OnCore for twelve months after a termination of their employment.

    Under the terms of the Employment Agreements, if the executive’s employment is terminated by OnCore without Cause or by the executive for Good Reason, the executive would be entitled to receive severance benefits that include a lump sum payment equal to one and a half times the executive’s base salary. In lieu of the aforementioned severance payment, the executive would be entitled to a lump sum of payment of approximately $700,000 if the executive’s employment terminates during the period of April 1, 2016 until April 30, 2016.  In lieu of each of the aforementioned severance payments, in the event that the executive’s employment is terminated by OnCore without Cause or by the executive for Good Reason within twelve months following a “Change in Control”, the executive would be entitled to receive severance benefits that include a lump sum payment equal to two times the executive’s base salary.

    Simultaneous with the execution of the Employment Agreements by OnCore and each of the executives, Tekmira entered into share repurchase agreements with each of Michael Sofia and Patrick T. Higgins (each referred to as a “Repurchase Agreement” and, together, the “Repurchase Agreements”).  Under the terms of each Repurchase Agreement, in the event that OnCore terminates the Executive's employment with OnCore for “Cause” (as defined in the applicable Employment Agreement) or the executive terminates his employment other than for “Good Reason” (as defined in the Employment Agreement), Tekmira may, during the 60-day period following such termination, repurchase any or all Tekmira shares owned by the executive not previously released from Tekmira’s repurchase right at a purchase price of $0.001 per share. The repurchase right terminates as to approximately 1/8 of the shares subject to the Repurchase Agreement on a quarterly basis until August 31, 2017.  The repurchase right terminates as to all of the shares in the event of (i) a termination by OnCore without Cause, (ii) a termination by the executive for Good Reason, (iii) a termination as a result of the death or disability of the executive and (iv) any termination during the period from April 1, 2016 until April 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           July 16, 2015
TEKMIRA PHARMACEUTICALS CORPORATION

By:	/s/ Bruce G. Cousins
Name: Bruce G. Cousins Title: Executive Vice President & Chief Financial Officer